Exhibit 99.1
ASHWORTH, INC. NAMES WINSTON E. HICKMAN CHIEF FINANCIAL OFFICER
CARLSBAD, Calif. – Feb. 27, 2006 (BUSINESS WIRE) – Ashworth, Inc. (ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced that Winston E. Hickman has been appointed executive vice president and chief financial officer, effective February 23, 2006. In this role, Mr. Hickman will be a key member of Ashworth’s Executive management team with responsibility for all finance, administrative and IT related functions. He will report directly to Randall L. Herrel, Sr., Ashworth’s chairman, president and chief executive officer.
Mr. Herrel stated, “Winston is a highly regarded professional with a successful career that encompasses all facets of finance at public and private corporations across a broad range of industries, including apparel. He brings strong financial and operational skills to this position and I am confident that his extensive financial expertise and proven leadership capabilities will be invaluable as we continue to explore strategic alternatives to enhance shareholder value and execute on our strategy to improve the company’s operational and financial performance.”
Mr. Hickman most recently served as executive vice president and chief financial officer of REMEC, Inc., a NASDAQ-listed designer and manufacturer of advanced wireless subsystems used in commercial and defense communications applications. At REMEC, he served as a member of the executive management team and played an integral role in the successful strategic sale of the company via a series of asset sale transactions, the last of which occurred in September 2005. Mr. Hickman joined REMEC in 2003 from privately-held Paradigm Wireless System, Inc. where, beginning in 2000, he was an investor, chief financial officer and a member of the board of directors. He played a key role in the successful sale of the company to REMEC.
Mr. Hickman has also served as board member, chief financial officer, and financial advisor to a number of public and private companies. Mr. Hickman served as chief financial officer of Pacific Scientific Company, a NYSE-listed company with sales in excess of $300 million, where he provided the financial leadership for the company’s financial turnaround and successful strategic sale following a hostile takeover bid. Prior to Pacific Scientific, he held senior financial positions at Rockwell International, Allied-Signal, and Vans, Inc. He currently serves as a member of the board of directors of SRS Labs, Inc., a NASDAQ-listed company, where he is Chairman of the Audit Committee.
Mr. Hickman, 63, holds an M.B.A. from the University of Southern California and a B.A. from California State University, Long Beach.
About Ashworth, Inc.
Ashworth, Inc. is a designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection (TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics (TM) showcases popular items from the Ashworth line. Ashworth

Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.
In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC (“Gekko”), a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth(R) and Callaway Golf apparel brands as well as further growth from The Game(R) and Kudzu(R) brands’ sales into the Company’s three current distribution channels. The Game(R) brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game(R) brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu(R) brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.
To learn more, please visit our Web site at www.ashworthinc.com.
SOURCE: Ashworth, Inc.
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